Exhibit 99.1
Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release
	Media Contact:	Lauren C. Steele VP – Corporate Affairs 704-557-4551
	Investor Contact:	Steven D. Westphal Senior VP – CFO 704-557-4456
FOR IMMEDIATE RELEASE	Symbol: COKE
July 27, 2007	Quoted: The NASDAQ Stock Market (Global Market)
Coca-Cola Bottling Co. Consolidated Reports Second Quarter 2007 Results
CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $11.7 million, or basic net income per share of $1.28, in the second quarter of 2007 compared to net income of $8.9 million, or basic net income per share of $.98, in the second quarter of 2006. The second quarter of 2007 results include the after-tax impact of restructuring costs of $0.2 million, or basic net income per share of $.02, related to the previously announced simplification of the Company’s operating management structure and reduction in workforce in order to improve operating efficiencies across the Company’s business. For the first six months of 2007, the Company earned $16.3 million, or basic net income per share of $1.79, compared to net income of $9.7 million, or basic net income per share of $1.07, for the first six months of 2006. The first half 2007 results include the after-tax impact of $1.5 million, or basic net income per share of $.16, related to the previously discussed restructuring. The Company anticipates the total restructuring costs after-tax will be as much as $2.0 million, all of which will be incurred during 2007.
J. Frank Harrison, III, Chairman and CEO, said, “Despite modest growth in gross margin dollars in the second quarter of 2007, income from operations increased by 11%. Operating expenses (excluding restructuring charges) continued to trend favorably, down more than 1% during the second quarter of 2007 and down almost 2% during the first six months of 2007 compared to the same periods in 2006. The favorable trend in operating expenses resulted primarily from the impact of our restructuring along with our increased focus on resource efficiency.”
William B. Elmore, President and COO, said, “In a year in which the Company has experienced unprecedented increases in packaging and sweetener costs, we have produced significant improvement in operating income due to a combination of modest gross margin growth and reductions in operating expenses. The improvement in gross margin in the second quarter resulted from strong holiday promotional activity with key customers, product innovation and increased emphasis on the tea product category. The Company introduced Diet Coke Plus, a vitamin enhanced cola, and Dasani Plus, an enhanced water beverage, during the second quarter of 2007. The Company modified its energy product portfolio in the second quarter with the addition of BooKoo energy products to the Full

Throttle energy product line-up and the introduction of its own energy product. The Company looks forward to substantial growth with this broader portfolio of energy products in the future.”
Cautionary Information Regarding Forward-Looking Statements
Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements about the Company’s expectations related to the amount and timing of its restructuring costs and substantial growth of the Company’s energy product portfolio in the future.
These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in public and consumer preferences related to nonalcoholic beverages; our inability to meet requirements under bottling contracts; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident costs; sustained increases in the cost of employee benefits; changes in interest rates; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; additional taxes resulting from tax audits; natural disasters and unfavorable weather; issues surrounding labor relations; recent bottler litigation; our use of estimates and assumptions; public policy challenges regarding the sale of soft drinks in schools; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended December 31, 2006 under Part I, Item 1A “Risk Factors.” The Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.
—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
In Thousands (Except Per Share Data)

	Second Quarter		First Half
	2007	2006	2007	2006
Net sales	$390,443	$386,624	$727,999	$719,803

Cost of sales	221,153	218,935	407,218	406,088

Gross margin	169,290	167,689	320,781	313,715
Selling, delivery and administrative expenses	136,684	138,310	267,515	270,038
Amortization of intangibles	112	142	223	290

Income from operations	32,494	29,237	53,043	43,387

Interest expense	12,294	12,843	24,512	25,063
Minority interest	1,169	1,149	1,850	1,705

Income before income taxes	19,031	15,245	26,681	16,619
Income taxes	7,340	6,358	10,339	6,917

Net income	$11,691	$8,887	$16,342	$9,702

Basic net income per share:
Common Stock	$1.28	$.98	$1.79	$1.07
Weighted average number of Common Stock shares outstanding	6,644	6,643	6,643	6,643

Class B Common Stock	$1.28	$.98	$1.79	$1.07
Weighted average number of Class B Common Stock shares outstanding	2,480	2,460	2,480	2,460

Diluted net income per share:
Common Stock	$1.28	$.97	$1.79	$1.06
Weighted average number of Common Stock shares outstanding – assuming dilution	9,143	9,123	9,137	9,118

Class B Common Stock	$1.28	$.97	$1.79	$1.06
Weighted average number of Class B Common Stock shares outstanding – assuming dilution	2,500	2,480	2,494	2,475